Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES CORPORATION ANNOUNCES PROPOSED
OFFERING OF CONVERTIBLE SENIOR NOTES

ST. PAUL, MINN. — (May 14, 2003) — Northwest Airlines Corporation (NASDAQ: NWAC) today announced its intention to sell, subject to market and other conditions, $150 million of Convertible Senior Notes due 2023, to qualified institutional buyers pursuant to Rule 144A, and to non-U.S. persons pursuant to Regulation S, under the Securities Act of 1933 (the “Securities Act”).  The notes are expected to be guaranteed by Northwest Airlines, Inc.

In addition, Northwest Airlines Corporation will grant initial purchasers a 30-day option to buy up to an additional $22.5 million of the notes. The interest rate, conversion rate (including the circumstances in which a holder may convert notes) and offering price are to be determined by negotiations between Northwest Airlines Corporation and the initial purchasers of the notes.

Northwest Airlines Corporation plans to use the net proceeds from the offering for working capital and general corporate purposes.  This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States, absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

Northwest Airlines Corporation is the parent of Northwest Airlines, Inc., the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,500 daily departures. With its travel partners, Northwest serves nearly 750 cities in almost 120 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.